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                                                                     EXHIBIT 4.5

March 5, 2001

Mr. Frank ten Brink
Waste Systems, Inc.
28161 N. Keith Drive
Lake Forest, Illinois 60045


VIA FACSIMILE: (847) 367-9462


Dear Mr. Ten Brink:

     As the Amended and Restated Secured Promissory Note dated October 1, 1998 in the principle amount of $5,629,378.97, payable to Waste Systems, Inc. ("WSI") has matured, we are requesting to renegotiate and extend the note under the following terms to June 30, 2001.

Proposed Terms:

a) Maturity. The Note will July 1, 2001 and will be renewed on a quarterly basis.

b) Interest Rate Wall Street Journal "Money Rates" (Southwestern Edition) Prime Rate plus 2.5% per annum not to exceed 13%.

c) Interest Payments. Interest payable quarterly in arrears on the first day of the succeeding quarter with the first payment due April 1, 2001.

d) Financial Covenant. The Second Amended and Restated Note will contain a minimum EBITDA covenant of $1,500,000 for the six months ending June 30, 2001. Such covenant will be measured on a trailing six months basis. If the minimum EBITDA goal is not obtained warrants will issued based on a market price of $0.16 (market price as of December 20, 2000) The Note as amended will not contain a minimum net income covenant nor a minimum shareholder equity covenant currently contained in the Note subparagraph (h) and (I) on page 3 of the 3CI Note.


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Mr. Frank ten Brink
March 5, 2001
Page 2


(e) Warrants. If minimum EBITDA goal is not obtained warrants will issued based on a market price of $0.16 (market price as of December 20, 2000).

(f) Confirmation of Existing Liens. The Company will ratify and confirm all existing liens in favor of WSI securing the Note.

(g) Payment of WSI Fees and Expenses. The Company shall pay all of WSI's reasonable legal fees and expenses incurred by it in connection with the negotiation and documentation of the Proposed Note and related documents and instruments.

(h) Waiver of Existing Defaults. WSI will waive, if applicable, all existing events of default under the Note through January 1, 2001.

Please indicate your acceptance by signing and faxing back to me.

Yours truly,

/s/ Curtis W. Crane
Curtis W. Crane
Chief Financial Officer

/s/ Frank J.M. ten Brink
Frank J.M. ten Brink
Vice President
Waste Systems, Inc.